Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus of Hometown Bancorp, Inc., constituting a part of this Registration Statement on Form SB-2 with the Securities and Exchange Commission and the Application for Appraisal of Minority Stock Issuance on Form MHC-2 (“Form MHC-2”) filed with the Office of Thrift Supervision, of our report dated March 15, 2007, relating to the consolidated financial statements of Hometown Bancorp, Inc. and Form MHC-2.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Syracuse, New York

March 15, 2007